Exhibit 2.4

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CV SCIENCES, INC.

CULTURED FOODS,

BARBARA McWHORTER,

AND

BRIAN CARL McWHORTER

DECEMBER 7, 2023

- i -

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP PURCHASE AGREEMENT (this “Agreement”), dated as of December 7, 2023, is made and entered into by and among CV SCIENCES, INC., a Delaware corporation filed with the Secretary of State of Delaware, Identification Number 5374144, with its registered office in the State of California, physical address of 9530 Padgett Street, Suite 107, San Diego, CA 92126, and represented by Procopio Cory Hargreaves & Savitch LLP (the “Purchaser”), CULTURED FOODS Sp. z o.o., a limited liability company duly incorporated and existing under the laws of Poland with its registered office in Puławy, address: ul. Ignacego Mościckiego 1, 24-110 Puławy, Poland, entered into the register of entrepreneurs of the National Court Register (rejestr przedsiębiorców Krajowego Rejestru Sądowego) under KRS number 0000999723; REGON: 523562842, NIP: 7162837938 (the “Company”), represented by President of the Management Board – Barbara McWhorter and to the extent that this Agreement may be considered as an agreement between the Company and it’s member of the Management Board, the Company is represented by Joerg Grasser – a proxy appointed by the Company’s shareholders meeting resolution pursuant to Article 210 § 1 CCC, BARBARA McWHORTER PESEL, no: 78091805749, domiciled in Poland, Lesznowola, an individual (a “Barbara McWhorter”), and BRIAN CARL McWHORTER PESEL no: 78012820130, domiciled in Jupiter, Florida, United States of America, an individual (the “Member”). The Purchaser, the Company, and the Member are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties.” This Agreement is made with reference to the following facts:

W I T N E S S E T H:

WHEREAS, the Member owns all of the issued and outstanding equity interests of the Company i.e. 100% of shares in the share capital of a Company (BRIAN CARL McWORTHER holds 1,000 shares in the share capital of the Company, his shares constitute in total 100% of the shares in the Company) (the “Membership Interests”);

WHEREAS, the Company is in the business of developing, manufacturing and selling plant-based food products (the “Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Member proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Member, all of the Membership Interests on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, Barbara McWhorter has entered into a Service Contract (the “Post-Closing Service Contract”) with the Company; and

WHEREAS, the Parties desire to make certain representations, warranties, indemnities and additional covenants in connection with the Acquisition, as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

Article 1

CONSTRUCTION; DEFINITIONS
Section 1.1
Definitions. The following terms, as used herein, have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.5(e).

“Affiliate(s)” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Balance Sheet” means the unaudited balance sheet of the Company as of October 31, 2023 included in the Financial Statements.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the County of San Diego, California.

“Calculation Period” means calendar year 2024.

"CCC” or “Commercial Companies Code" means the Polish Act of 15 September 2020 - Commercial Companies Code (Journal of Laws of 2020 item 1526 as amended);

"Change of Control” shall mean (A) the sale, transfer or assignment, in one transaction or a series of related transactions, of all or substantially all of the assets of the Purchaser; (B) the sale, transfer or assignment, in one transaction or a series of related transactions, of greater than fifty percent (50%) of the voting equity interests of the Purchaser; or (C) a merger or consolidation of the Purchaser with or into any other entity of the Purchaser is not the surviving company.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1 of this Agreement.

“Closing Date” means the date hereof.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Company has, or might have, any other liabilities.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Registered Intellectual Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Confidential Information” means any data or information of the Company (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Earn-Out Payment” means, with respect the Calculation Period, (a) $0, if the Company’s Net Revenue is less than $300,000, (b) $20,000, if the Company’s Net Revenue is at least $300,000 but is less than $400,000, (c) $50,000, if the Company’s Net Revenue is at least $400,000 but is less than $450,000, (d) $75,000, if the Company’s Net Revenue is at least $450,000 but is less than $500,000, and (e) $110,000, if the Company’s Net Revenue is at least $500,000.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Law that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, membership interest purchase and other equity compensation plan, (b) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, or local or foreign Laws relating to protection of the Environment, health and safety, including pollution control, product registration and Hazardous Materials.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Final Working Capital Statement” means the “Final Working Capital Statement” as finally determined pursuant to Section 3.5 hereof.

“Financial Statements” means (a) the balance sheet, profit and loss account and other elements required under the Accounting Act of the Company as of the end of the fiscal year of the Company (if they have been prepared by the Company since its transformation into limited liability company) and balance sheet, profit and loss account and other elements required under the Accounting Act of the Company as of the end of the at the end of the Company's activity as a sole proprietorship, as of the end of 2021 and as of the end of 2020 (if Company was obliged to prepare them under the Accounting Act) and (b) the balance sheet of the Company and the profit and loss account the “Latest Balance Sheet”) as of October 31, 2023, for the six-month period then ended.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Law.

“Indebtedness” means the aggregate of all indebtedness of the Company with respect to borrowed money, including any loans made by the Member to the Company and other loans (in either case including interest accrued thereon), deferred consideration, debts, any liabilities under acceptances, credit cards, monies due under capitalized leases or financial leases (but excluding operating leases), or for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures against loss, including bank debt, bank fees, shareholder debt and vendor debt, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date. “Indebtedness” excludes, however, any and all amounts already included under Net Working Capital (including for purposes of determining the Estimated Working Capital Deficit/Surplus or Working Capital Deficit/Surplus), and Transaction Expenses.

“Indemnified Party” means a Purchaser Indemnified Party or a Member Indemnified Party, as applicable.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” with respect to the Member means (a) all facts known by Barbara McWhorter and/or Brian Carl McWhorter on the date hereof after due inquiry and diligence with respect to the matters at hand, and (b) all facts that any of the foregoing Persons should have known on the date hereof with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards, standards, guidelines, guidance documents, policies and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means the parcels of real property of which the Company is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Company or the Business.

"McWhorter Loans" means those two certain loans in the principal amount of 100,000 PLN made by Barbara McWhorter and/or the Member, one dated August 23, 2023 and one dated December 1, 2023, respectively, and any and all other indebtedness for borrowed money owed to Barbara McWhorter and/or the Member.

“Member Indemnified Parties” means the Member and his Affiliates, each of their respective officers, directors, managers, employees, agents, and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Net Revenue” means the net amount of revenue attributable to the sale of the Company’s products as recognized by the Purchaser in accordance with GAAP applied in accordance with the Purchaser’s then-existing corporate policies, less product returns, discounts (including but not limited to customer and distributor discounts), and excluding amounts invoiced for any other product, shipping, taxes, duties or similar amounts. For the avoidance of doubt, Net Revenue is recognized for the worldwide sale of the Company’s products to third parties and does not include inter-company sales from the Company to the Purchaser.

“Net Working Capital” means the Company’s current assets minus current liabilities determined in accordance with GAAP.

“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold, leased or subleased for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchase Price” means the amount equal to the Closing Cash and the Stock Consideration, as adjusted pursuant to this Agreement, plus the Earn-Out Payment, if any, up to the aggregate amount of $535,000.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Receivables” means the Company’s accounts receivable as of the date of the Closing Date Financial Statement.

“Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress, intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

"Restriction Period” has the meaning set forth in Section 7.3(a).

“Schedule” means any schedule attached to this Agreement.

“Suppliers” means all of the Company’s suppliers and vendors during the 12-month period ended on September 30, 2023.

“Target Working Capital” means an amount equal to $50,000.00.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

“Taxes” or “Taxation” means any income tax, value added tax, withholding tax, social security charges, excise tax, stamp duty, tax on civil transactions, property tax, agricultural and forestry tax, customs duties and tariffs, or other like public assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto (including with respect to any failure to file any return or report required for the purposes of any of them), imposed by any Tax Authority including without limitation: taxes or other charges on or with respect to income, property, sales or use; taxes or charges in the nature of excises, withholding, stamp, transfer, value added, or gains taxes and customs' duties.

"Tax Authorities” means any tax authorities, customs authorities, social security authorities and any other governmental or local or other authority whatsoever competent to impose any Taxation whether in Poland or elsewhere.

“Transaction Expenses” means the aggregate amount of all legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company and/or the Member in connection with the transactions contemplated by this Agreement and not paid prior to the Closing Date. As a matter of clarity, Transaction Expenses shall not include (a) any of the expenses described above incurred by the Company subsequent to the Closing, and (b) any such expenses incurred by the Purchaser.

“Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is greater than the Net Working Capital, as reflected on the Closing Date Financial Statement.

“Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital is less than the Net Working Capital, as reflected on the Closing Date Financial Statement.

Section 1.2
[Omitted].
Section 1.3
Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section and Schedule references herein are to Articles, Sections and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
Section 1.4
Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
Article 2

PURCHASE AND SALE
Section 2.1
Agreement to Purchase and Sell. Contemporaneously with the execution and delivery of this Agreement, each of the Member hereby sells, transfers and delivers to the Purchaser, and the Purchaser hereby purchases and acquires from the Member, all of the Membership Interests, free and clear of any and all Liens. The Member and the Purchaser shall subsequent to the Closing prepare and register with Polish authorities a summarized version of this Agreement and the transactions contemplated hereby. As a matter of clarity, the ownership of the Membership Interests passes to the Purchaser upon the conclusion of this Agreement notwithstanding the Purchaser's performance of any of the obligations set out in the Agreement.
Section 2.2
Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to transfer, convey, and assign the Membership Interests to the Purchaser and otherwise to effect the transactions contemplated by this Agreement.
Article 3

PURCHASE PRICE; ADJUSTMENTS
Section 3.1
Purchase Price. The aggregate consideration to be paid for the Membership Interests by the Purchaser at the Closing shall be an amount equal to $425,000, consisting of (a) $175,000, to be paid in cash at the Closing to the Member (the “Closing Cash”), (b) $250,000 cash value of the Purchaser’s common stock (the “Stock Consideration”), plus (c) the Estimated Working Capital Surplus, if any, minus (d) the Estimated Working Capital Deficit, if any, minus

(e) Indebtedness, minus (f) Transaction Expenses, minus (g) 50% of the Polish transfer tax assessed on the fair market value of the Membership Interests. The Member shall be eligible to receive the Earn-Out Payment, as more specifically set forth in Section 3.5.
Section 3.2
Purchase Price Holdback. Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall hold back $17,500.00 in cash (the “Holdback Amount”) to satisfy any obligations of the Member pursuant to this Agreement. The Holdback Amount, less any amounts applied by the Purchaser against amounts owed by the Member pursuant to this Agreement, shall be released and paid to the Member on the date that is twelve (12) months after the date hereof.
Section 3.3
Stock Consideration. The Stock Consideration shall be issued to the Member at the Closing as restricted common stock. The Company’s irrevocable instructions to its transfer agent to issue certificates for the Stock Consideration shall be deemed issuance of such Stock Consideration for purposes of this Agreement. The number of shares to constitute the Stock Consideration shall be determined on the three (3) day Volume Weighted Average Price (VWAP) of the Company’s common stock. For example, if the 3-day VWAP is $0.05 per share, then the Stock Consideration shall consist of 5,000,000 shares. The Member acknowledges that, because the Stock Consideration is restricted common stock, it is not eligible for sale until the applicable holding period under Rule 144 of the Securities Act of 1933, as amended, has expired. Currently, the Company’s holding period for restricted common stock is six (6) months from the date of issuance, although there can be no assurance that this will represent the length of the holding period under Rule 144 at any time in the future. Further, the Member acknowledges and agrees that the Stock Consideration is subject to the limitations on sale as set forth in Section 7.2 of this Agreement.
Section 3.4
Closing Date Statements. Attached hereto as Schedule 3.4 is a statement (the “Closing Date Financial Statement”), signed by the Manager of the Company (on behalf and in the name of the Company), which sets forth (i) the Company’s estimate of the Net Working Capital (the “Estimated Working Capital”) at Closing, and (ii) the Estimated Working Capital Surplus, if any, or the Estimated Working Capital Deficit, if any, at Closing.
Section 3.5
Purchase Price Adjustments.
(a)
Unless the Purchaser agrees that the Estimated Working Capital Surplus or the Estimated Working Capital Deficit applied at the Closing shall be final, which shall be conveyed in writing to the Member in writing no later than one hundred twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Member a statement (the “Working Capital Statement”) setting forth the Purchaser’s calculation of (a) the Net Working Capital of the Company at the Closing, and (b) the Working Capital Surplus, if any, or the Working Capital Deficit, if any, with respect to the Company at the Closing.
(b)
The Member shall have thirty (30) days following receipt of the Working Capital Statement during which to notify the Purchaser of any dispute of any item contained in the Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute.

(c)
If the Member does not notify the Purchaser of any such dispute within such thirty (30)-day period, the Working Capital Statement shall be deemed to be the Final Working Capital Statement and the amount of the Working Capital Statement shall be final and binding on the Parties hereto for all purposes hereunder.
(d)
If the Member notifies the Purchaser of any such dispute within such thirty (30) day period, the Parties shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Statement shall be prepared.
(e)
If the Parties are unable to resolve any dispute regarding the Working Capital Statement, and if the Working Capital Statement reflects an adjustment of the Estimated Working Capital Surplus or Estimated Working Capital Deficit in the Closing Date Financial Statement of less than ten percent (10%), then the Working Capital Statement shall be deemed the Final Working Capital Statement. However, if the Parties are unable to resolve any dispute regarding the Working Capital Statement, and if the Working Capital Statement reflects an adjustment of the Estimated Working Capital Surplus or Estimated Working Capital Deficit in the Closing Date Financial Statement of ten percent (10%) or more, then any Working Capital Surplus or Working Capital Deficit in the Working Capital Statement shall be finally determined by submission of such dispute to an independent accounting firm selected by the Purchaser and reasonable acceptable to the Member (the “Accounting Firm”).
(f)
Within five (5) Business Days following the determination of the Final Working Capital Statement in accordance with this Section 3.5, (a) to the extent there is a Working Capital Deficit the Member shall be obligated to pay the Purchaser in cash an amount equal to the Working Capital Deficit by wire transfer of immediately available funds to an account designated by the Purchaser, or (b) to the extent there is a Working Capital Surplus the Purchaser shall pay to the Member in cash the amount equal to the Working Capital Surplus by wire transfer of immediately available funds to an account(s) designated by the Member. In the event of a Working Capital Deficit, the Purchaser may at its discretion satisfy this obligation by release of such funds from the Holdback Amount.
Section 3.6
Accounts Receivable. Within ninety (90) days following the final determination of the Final Working Capital Statement (the “Receivables Date”), the Purchaser shall be entitled to recover from the Member, or, at the Purchaser’s sole and absolute discretion, recover from the Holdback Amount, an amount equal to the unpaid balance, as of the Receivables Date, of all accounts receivable which were included as assets on the Final Working Capital Statement (the “Accounts Receivable”) (all such unpaid Accounts Receivable are hereinafter referred to as the “Uncollected Accounts Receivable”). From and after the Closing Date, the Purchaser shall use commercially reasonable efforts to collect the Accounts Receivable; provided, however, that the Purchaser shall not be required to engage collection agencies or attorneys or institute legal proceedings against then current customers of the Purchaser or any of its Affiliates to satisfy its obligations under this Section 3.6.

Section 3.7
Earn-Out Payment.
(a)
The Earn-Out Payment, if any, shall be remitted to the Member by wire transfer of immediately available funds in accordance with written instructions that the Member have provided to the Purchaser at least three (3) Business Days prior to the date of such payment within ten (10) Business Days after final determination of the Company’s Net Revenue with respect to the Calculation Period pursuant to Section 3.7(c).
(b)
Within forty-five (45) days after the end of the Calculation Period, the Purchaser shall prepare and deliver to the Member a written statement (the “Purchaser Net Revenue Statement”) setting forth in reasonable detail the Purchaser’s calculation of the Company’s Net Revenue for such Calculation Period, and the Purchaser’s calculations of the Earn-Out Payment with respect thereto. During the thirty (30)-day period following the receipt by the Member of the Purchaser Net Revenue Statement, the Member and their representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of the Purchaser relating to the preparation of the Purchaser Net Revenue Statement, and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Purchaser Net Revenue Statement. The Purchaser Net Revenue Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, except to the extent that the Member gives written notice of disagreement with the Purchaser Net Revenue Statement (the “Net Revenue Dispute Notice”) to the Purchaser prior to such date. Any Net Revenue Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of the Net Revenue is mathematically correct and/or has been prepared in accordance with the definition of GAAP). If a Net Revenue Dispute Notice complying with the preceding sentence is received by the Purchaser in a timely manner, then the Purchaser Net Revenue Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the Purchaser and the Member resolve in writing any differences they have with respect to the matters specified in the Net Revenue Dispute Notice, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as set forth below).
(c)
During the thirty (30)-day period following the delivery of a Net Revenue Dispute Notice that complies with Section 3.7(b), the Purchaser and the Member shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Net Revenue Dispute Notice. During such period, the Purchaser shall be permitted to review and make copies reasonably required of (i) the working papers of the Member relating to the preparation of the Net Revenue Dispute Notice, and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Net Revenue Notice. If, at the end of such thirty (30)-day period, the differences as specified in the Net Revenue Dispute Notice are not resolved, the Member and the Purchaser shall promptly engage the Accounting Firm and submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which are properly included in the Net Revenue Dispute Notice. In resolving any disputed item, the Accounting Firm shall: (i) be bound by the provisions of this Section 3.7 and the definition of Net Revenue; (ii) limit its review to matters still in dispute as specifically set forth in the Net Revenue Dispute Notice (and only to the extent such matters are still in dispute following such thirty (30)-day period);

and (iii) further limit its review solely to whether the Purchaser Net Revenue Statement has been prepared in accordance with this Section 3.7. The Purchaser and the Member shall make available to the Accounting Firm all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Accounting Firm. The determination of any item that is a component of the Net Revenue and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Purchaser Net Revenue Statement or the Net Revenue Dispute Notice, as applicable. The Member and the Purchaser shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. The fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of the Net Revenue pursuant to this Section 3.7(c) shall be borne, in its entirety, by the party whose calculation of the Net Revenue as initially submitted to the Accounting Firm is furthest away from the Net Revenue as determined by the Accounting Firm.
(d)
The Member acknowledges the absolute right of the Purchaser to operate, manage and invest in the Company in the exercise of its sole and absolute discretion and agrees that the Purchaser shall have no liability or obligation to the Member in connection with the operations and assets of the Company from and after the consummation of the Closing. Without limiting the generality of the foregoing, the Purchaser presently intends to base its decisions regarding operations of the Company, including the pricing of services and the investment and allocation of resources, on the basis of strategic objectives of the Purchaser and its Affiliates.
(e)
If a Change of Control of the Purchaser occurs during the Calculation Period, the Purchaser will ensure the transaction is structured in a manner where the acquiring company assumes the obligation of the Purchaser herein related to the Earn-Out Payment and continues to operate the Company’s Business substantially as it operated prior to the closing of such transaction. If the acquiring company refuses to assume the obligation of the Purchaser related to the Earn-Out Payment, or if the acquiring company will no longer operate the Company’s Business in substantially the same manner as it was operated prior to such transaction, then the Earn-Out Payment shall, at the time of the consummation of the Change of Control transaction, be deemed earned and payable to the Member.
Section 3.8
[Intentionally Omitted].
Section 3.9
Member Release. In consideration for the agreement and covenants of the Purchaser set forth in this Agreement, the Member and each of his Affiliates (and each of their respective officers, directors, managers, employees, agents, representatives, heirs, executors, successors and assigns) hereby knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue the Purchaser or the Company (or either of them), or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, employees, agents, or representatives for or with respect to, any and all claims, causes of action, demands, suits, proceedings, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees and costs) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Member has or may have, now or in the future, arising out of, relating to, or resulting from any acts or omissions, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date (collectively, but excluding the Non-Released Matters (as defined below), the “Released Claims”); provided, however, that such release shall not cover any of the following (collectively, the “Non-Released Matters”): (a) any claims against the Purchaser or any of its Affiliates (other than the Company) unrelated in any way to the Company, or (b) any claims against the Purchaser arising under this Agreement. As of the Closing Date, the Members expressly waives any and all rights and benefits conferred upon it under California law by Section 1542 of the California Civil Code (or similar laws of other jurisdictions) with respect to the Released Claims, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Section 3.10 Cash Payment Moment. The moment of the payment of the Closing Cash and any other cash due to the Member is the date when the pertinent amount is the date on which the Purchaser’s account is debited and not the date on which the Member’s account is credited.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

With the assumption that the representations and warranties regarding the Company cover also the period during which the business was operated as a sole proprietorship of Brian McWhother (i.e., before that sole proprietorship was transformed into the Company), the Member hereby represents and warrants, to the Purchaser as follows:

Section 4.1
Organization.
(a)
The Company is a limited liability company duly formed and validly existing under the laws of Poland and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company was established as a result of transformation from a sole proprietorship of Brian McWhorter properly carried out and registered by all of the required authorities due to Polish law. The Member has heretofore made available to the Purchaser correct and complete copies of the charter documents of the Company as currently in effect and the limited liability company record books with respect to actions taken by its members, managers, and officers, as applicable.
Section 4.2
Authorization.
(a)
The Company has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The consummation of the transactions contemplated hereby has been duly authorized by all required limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms.
(b)
The Member has the right, power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and specifically to bind the Holdback Amount and the Purchase Price (as the case may be) to the forfeiture and offset provisions contained herein.
(c)
This Agreement has been duly authorized by the Member, and has been duly executed and delivered by the Member and constitutes the legal, valid and binding obligation of the Member, enforceable against the Member in accordance with its terms.
Section 4.3
Membership Interests.
(a)
Schedule 4.3(a) accurately and completely sets forth the capital structure of the Company including the number of membership interests, or other equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding membership interests, or other equity interests of the Company (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are, immediately prior to the Closing, held of record by the Persons and in the amounts set forth on Schedule 4.3(a), and (c) were not issued or acquired by the holders thereof in violation of any Law, agreement or the preemptive rights of any Person. Except as set forth on Schedule 4.3(a), no membership interests, or other equity interests of the Company are reserved for issuance or are held in treasury, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the membership interests of the Company; (ii) there are no outstanding contracts or other agreements of the Company, the Member, or any other Person to purchase, redeem or otherwise acquire any outstanding membership interests or other equity interests of the Company, or securities or obligations of any kind convertible into membership interests or other equity interests of the Company; (iii) there are no dividends which have accrued or been declared but are unpaid on the membership interests or other equity interests of the Company; (iv) there are no outstanding or authorized membership interests appreciation, phantom unit, equity incentive plans or similar rights with respect to the Company; (v) there are no voting agreements or other agreements relating to the management of the Company; and (vi) there are no statutory preemptive rights, and the Company has not granted any preemptive or similar rights, to purchase from the Company any of its membership interests. Except as set forth on Schedule 4.3(a), the Company has never purchased, redeemed or otherwise acquired any membership interests or other equity interests of the Company. Other than the Member, no other Person is the record holder of any membership interests or other equity interests in the Company (other than the Purchaser at Closing). No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any membership interests (including options, warrants or debt convertible into membership interests, options or warrants) of the Company or any entity that has been merged into the

Company has given rise to any claim or action by any Person that is enforceable against the Company, the Member, or the Purchaser, and no fact or circumstance exists that could give rise to any such right, claim or action. All redemptions or transfers of membership interests or other equity interests of the Company are set forth on Schedule 4.3(a).
(b)
The Member is, immediately prior to the Closing, the exclusive owners of, and have good and valid title to and record and beneficial ownership of, the membership interests of the Company set forth next to the Member’s name on Schedule 4.3(a), and such membership interests (i) are validly issued, fully paid, and nonassessable, and (ii) are, and shall be transferred, assigned and delivered to the Purchaser at Closing, free and clear of all Liens.
(c)
Other than the membership interests listed on Schedule 4.3(a), the Member own no membership interests of the Company or any other equity security of the Company, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.
Section 4.4
Subsidiaries. The Company has never owned and does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.
Section 4.5
Absence of Restrictions and Conflicts.
(a)
The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Company, (b) any Company Contract (defined in Section 4.13) or any other contract, agreement, permit, franchise, license or other instrument applicable to the Company or the Member, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Company or the Member are a party or by which the Company or the Member or any of their respective properties are bound, or (d) any Law or arbitration award applicable to the Company or the Member. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or the Member in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or thereby.
(b)
The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any contract, agreement, permit, franchise, license or other instrument applicable to the Member, (b) any judgment, decree or order of any Governmental Entity to which the Member is a party or by which the Member or his properties are bound, or (c) any Law or arbitration award applicable to the Member.
Section 4.6
Real Property.
(a)
The Company does not own and never has owned any real property.
(b)
Schedule 4.6(b) sets forth a correct and complete list of the Leased Real Property.
(c)
The Company has a valid leasehold interest in its Leased Real Property, and the leases granting such interests are in full force and effect.
(d)
To the Knowledge of each Member, no portion of the Leased Real Property, or any building or improvement located therein, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, to the Knowledge of each Member no Leased Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Knowledge of the Member, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.
(e)
The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. To the Knowledge of the Member, none of the buildings and improvements owned or utilized by the Company is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Member, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Company in the operation of the Business.
(f)
In relation to each Leased Real Property true and complete copy of the relevant lease agreement has been provided to the Purchaser, the Company is the current tenant of that properties, no written notices of any material breach have been given or received by the Company under the relevant lease agreement and there have been no breach of any lease contracts.
Section 4.7
Title to Assets; Related Matters.
(a)
The Company has good and marketable title to all of its property and assets, free and clear of all Liens except Permitted Liens.
(b)
All equipment and other items of tangible personal property and assets of the Company (i) are in good operating condition and in a state of good maintenance and repair,

ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) conform to all Laws applicable thereto. There is no defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company, except for the leased items that are subject to personal property leases. Since October 3, 2023, the Company has not sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course.
(c)
Tangible Personal Property. Schedule 4.7(c) sets forth a correct and complete list and general description of each item of tangible personal property of the Company (including leased personal property) having a book value of more than $10,000.
Section 4.8
Financial Statements. The Financial Statements are attached as Schedule 4.8 hereto. Except as expressly noted on Schedule 4.8:
(a)
Each of the Financial Statements (including, in all cases, the notes thereto, if any) (i) are accurate and complete in all material respects, (ii) are based upon and consistent with information contained in the books and records of the Company (which books and records are accurate, correct and complete in all material respects), (iii) fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company, on a consolidated basis, as of the times and for the periods referred to therein in accordance with applicable Law, and (iv) were prepared in accordance with the Accounting Act and Law applied by the Company and its accounting advisors in good faith and on a consistent basis throughout the periods covered thereby.
(b)
All reserves that are set forth in or reflected in the Latest Balance Sheet have been made in accordance with the Accounting Act. The Company’s revenue recognition policies and methodologies were consistently applied in the Financial Statements for the periods referred to therein in accordance with the Accounting Act. The Company has maintained a system of accounting (established and administered in accordance with the Accounting Act) The Company has not maintained any off-the-book accounts or entered into any transactions for any off-balance sheet activity.
Section 4.9
No Undisclosed Liabilities. The Company does not have any liability (whether absolute, accrued, contingent or otherwise) of the type that are required to be disclosed on the face of a balance sheet prepared in accordance with GAAP that is not adequately reflected or provided for in the Balance Sheet, except liabilities that have been incurred since the date of the Balance Sheet in the Ordinary Course. In addition, the Company declares that there are no facts which might give rise to a claim or liability in the future.
Section 4.10
Absence of Certain Changes. Since the date of the Balance Sheet, there has not been (i) any Material Adverse Effect or (ii) any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $5,000, whether or not covered by insurance. Since the date of the Balance Sheet the Company has:
(a)
conducted its business in the Ordinary Course;

(b)
not disposed of or permitted to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company (including any of the Company’s Intellectual Property), or disposed of or disclosed to any Person, any trade secret, formula, process, technology or know-how of the Company not heretofore a matter of public knowledge;
(c)
not (i) sold or transferred any asset, other than finished goods sold in the Ordinary Course, (ii) granted, created, incurred or suffered to exist any Lien on any asset of the Company, (iii) written off as uncollectable any guaranteed check, note or account receivable, except in the Ordinary Course, (iv) written down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the Ordinary Course or (v) cancelled any debt or waived any claim or right (except as provided in Section 4.25(a) of this Agreement);
(d)
not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, officers, managers or consultants other than in the Ordinary Course;
(e)
not incurred any obligation or liability other than in the Ordinary Course;
(f)
not entered into, amended, waived, failed to renew or terminated any contract required to be disclosed pursuant to Section 4.13 other than in the Ordinary Course;
(g)
not made any change in accounting or cash management procedures, policies, practices or methods, except as required by applicable Law;
(h)
not made any Tax election or changed an existing Tax election; or
(i)
not entered into any contract or agreement to do any of the foregoing as set forth in clauses (b) through (h).
Section 4.11
Legal Proceedings.
(a)
There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Member, threatened against, relating to or involving the Company or its real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”). The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel. No Person has filed or, to the Knowledge of the Member, has threatened to file against the Company a claim or action relating to any of the Company’s assets or businesses under any federal or state whistleblower statute, including the False Claims Act (31 U.S.C. § 3729 et seq.).
(b)
There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Member, threatened against, relating to or involving the Member, or either of them, which could reasonably be expected to adversely affect the Members’ ability to consummate the transactions contemplated by this Agreement.

Section 4.12
Compliance with Law. The Company is (and has been at all times during the past five (5) years) in compliance in all respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees). The Company has not been charged with, nor received any written notice that it is under investigation with respect to, and the Company is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (ii) the Company is not a party to, or bound by, any order, judgment, decree, injunction, ruling or award of, any Governmental Entity or arbitrator and (iii) the Company has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.
Section 4.13
Company Contracts.
(a)
Schedule 4.13(a) sets forth a correct and complete list of the following contracts to which the Company is a party, by which the Company or any of its property is subject, or by which the Company is otherwise bound, whether oral or written (collectively, the “Company Contracts”) (other than the Employment Agreements set forth on Schedule 4.15, the Company Benefit Plans set forth on Schedule 4.16 and the insurance policies set forth on Schedule 4.18):
(i)
all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;
(ii)
all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);
(iii)
all contracts and agreements that (A) limit or restrict the Company or any of its officers, managers, employees, members or other equity holders, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (B) create or purport to create any exclusive or preferential relationship or arrangement; or (C) otherwise restrict or limit the ability of the Company to operate or expand its Business;
(iv)
all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $10,000, individually or in the aggregate;
(v)
all contracts and agreements that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby;
(vi)
all contracts and agreements granting any Person a Lien on all or any part of any asset;
(vii)
all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(viii)
all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;
(ix)
all contracts and agreements with any agent, distributor or representative that are not terminable without penalty on thirty (30) days’ or less notice; and
(x)
all joint venture or partnership contracts and all other contracts providing for the sharing of any profits.
Section 4.14
Tax Returns; Taxes.
(a)
To the Knowledge of each Member, all returns, declarations, indicative lists, information, notices, computations and any other documentation of the Company required for the purposes of any Taxation have been made by the relevant date and on a proper and timely basis in accordance with the applicable Tax Laws. None of them is the subject of any dispute with any Tax Authority; all tax returns complied with tax regulations, were true, complete and duly reflected the facts concerning the Company’s taxable revenues and tax costs, operations, assets, transactions, situation and other affairs of the Company.
(b)
The Company has paid all Taxes due under applicable legal regulations for its assets, ownership rights, business and transactions (regardless of whether they are disclosed or reflected in any tax return), which are due for a period ending on or before the Completion Date and the payment deadline of which was before the Completion Date, and has deducted, withheld or paid all Taxes required in connection with amounts paid or due to any employee, independent business partner, creditor, shareholder or any other person, and has observed all documentation and reporting requirements, including keeping the required books, and consequently, the Company has no Tax arrears with payment or withholding of any Tax and there are no unreported Tax liabilities of the Company.
(c)
The Company is tax resident in Poland only. There are no legal and factual circumstances that would allow to claim that the Company is tax resident in any other jurisdiction based on the legal requirements of the given country or any international treaty concluded by such country. The Company is not liable for income Taxes as well as any other Taxes outside of Poland. The Company is not registered outside Poland for the purposes of value added tax (VAT) or any other Tax including any indirect, turnover, income and/or property tax. For avoidance of doubt, this includes, but is not limited to, the lack of a permanent establishment for income tax purposes or a fixed place of business for VAT purposes.
(d)
The Company has not asked for any extension of time to pay Taxes or to pay Taxes in instalments. The Company has not benefited from and is not currently benefiting from any tax relief or any tax deferral programme.
(e)
The Company does not have any outstanding Tax liabilities.
(f)
Other than routine VAT audits for which there has been no finding of wrongdoing on the part of the Company, the Company is not and has not been the subject of an audit or other examination of Taxes by any Tax Authority (and no such audit is pending or contemplated) nor has the Company received or is expecting to receive any notices from any Tax Authority relating to any issue which could affect the Tax liabilities of the Company. The Company is not subject to any court proceedings with respect to Taxes. The Company has not received any decision from any Tax Authority on liability for outstanding Taxes of third party.
(g)
The Company has not paid or become liable to pay any interest, penalty surcharge or fine relating to Taxation; and none remain outstanding.
(h)
There no grounds for the liability of the Company for outstanding Taxes of any third party, the Company has no outstanding Tax liabilities arising prior to transformation into limited liability company.
(i)
The Company has not received any decision issued by relevant public administrative authorities on adjustment or rectification of any Tax declared and paid by the Company, which would result in the obligation for the Company to pay any amount that could be the basis for claiming payment of those amounts by the Company as at the Completion Date or after that date and there are no disputes concerning those issues.
(j)
The Company has carried out all intra-group transactions on an arm's-length basis, and is able to provide documentation to support this. There are no circumstances which could require the Company or cause any Tax Authority to make any adjustment for Tax purposes to the terms on which any such transaction is treated as taking place, and no such adjustment has been made by the Company or made or proposed by any Tax Authority. The Company has a transfer pricing documentation relating to intra-group transaction to the extend that was required by the binding corporate income tax provisions.
(k)
All customs documentation correctly confirms the origin of all imported goods.
(l)
The Company has properly operated and dealt with all Taxes and Tax advances (including social security and health insurance contributions) which it is obliged to pay or remit regarding its directors and employees, and has complied with all other relevant, applicable regulations as well as maintained proper documentation and payrolls in accordance with the relevant, applicable regulations.
(m)
The Company has correctly applied the VAT rates related to its activities, no irregularities have been detected in relation to this and it has no outstanding Tax liabilities in relation to this.
(n)
The Company has prepared and possesses appropriate records, information and documentation which are required by the Tax law and all these records, information and documentation are available to be accessed and reviewed as required by the Tax law in order to enable calculation, presentation or verification of any Taxes or matters related to Taxes.
(o)
None of the assets of the Company is subject to confiscation or forfeiture or is pledged whether by virtue of non-payment or underpayment of any Tax or by virtue of non-compliance with any legislation or regulation relating to any Tax or otherwise howsoever.

(p)
The Company is not a member of any tax group or fiscal unity group for tax purposes.
(q)
The Company has not entered into or been a party to any scheme or arrangement designed partly or wholly for the purpose of avoiding or deferring taxation. All the transactions of the Company were justified from the business perspective in view of the Tax law.
Section 4.15
Officers and Employees.
(a)
Schedule 4.15 contains a correct and complete list of (a) all of the officers of the Company, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively, and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Company, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or independent contractor or of the rendering of services by such independent contractor. Except as set forth on Schedule 4.15, the Company is not a party to or bound by any Employment Agreement. The Member has provided to the Purchaser correct and complete copies of each Employment Agreement to which the Company is a party, or by which it is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company;
(b)
there is no existing default or breach by the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement;
(c)
neither the Company nor the Member have received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any Person named on Schedule 4.15;
(d)
except as reflected in the Post-Closing Employment Agreement, neither the Company nor the Member have made any verbal not written commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. Except as indicated on Schedule 4.15, all officers and employees of the Company are active on the date hereof and has not given written notice of any intent to terminate their employment with the Company;.
(e)
the Company is not in default with the payment of remuneration (including overtime allowance, night-work allowance);

(f)
the Company is not in default with the payment of the social security contributions, health insurance, Labor Fund premiums and premiums for Guaranteed Employee Benefits Fund concerning its employees, officers, contractors as required by applicable legislation;
(g)
in the past three years, no dispute has arisen or is pending between the Company and any of its employees;
(h)
the Company is not, and in the three (3) years preceding the date of this Agreement has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been in the three (3) years preceding the date of this Agreement, any Union representing or purporting to represent any employee, independent contractor or consultant of the Company. In the three (3) years preceding the date of this Agreement, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute affecting the Company or any employees, independent contractors or consultants of the Company, with respect to their work for the Company. The Company does not currently have any duty to recognize or bargain with any Union.
Section 4.16
Company Benefit Plans. The Company does not provide the employees with any voluntary, non-statutory bonuses, awards, pension or retirement plans, benefits other than set forth on Schedule 4.16. There is no existing default nor breach regarding statutory obligations related to employee capital plan. The Company does not have a social benefit fund and there is no existing default nor breach with regard to social benefit fund.
Section 4.17
[Intentionally Omitted].
Section 4.18
Insurance Policies. Schedule 4.18(a) sets forth a list of all policies of insurance maintained (currently maintained or held within the last four (4) years), owned or held by the Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto; provided, however, that, notwithstanding the foregoing, with respect to any workers’ compensation Insurance Contracts maintained, owned or held by the Company, Schedule 4.18(a) sets forth a list of such workers’ compensation Insurance Contracts currently maintained or held within the last two (2) years, including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, are in amounts sufficient for all requirements of Law and contracts to which the Company is a party or by which it is bound, and the Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis for the last four (4) years. The Company has not received written notice that (i) it has breached or defaulted under any of such Insurance Contracts, (ii) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts, or (iii) of termination or cancellation of any such Insurance Contract. The Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Company failed to give any notice of any material claim under such Insurance Contract in due and timely fashion, nor has the Company ever been denied or turned down for insurance coverage. No insurer has put the Company on notice that coverage will be denied, nor has any such coverage been denied, with respect to any claim submitted to such insurer by the Company in the last three (3) years. There are no claims by the Company pending under any of such Insurance Contracts as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Contracts or in respect of which such underwriters have reserved their rights.
Section 4.19
Environmental, Health and Safety Matters. Except as set forth on Schedule 4.19:
(a)
the Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;
(b)
the Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company’s employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were Released;
(c)
the Company has made available to the Purchaser correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters of the Company; and the Company has not paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters; and
(d)
to the Knowledge of the Member, no Leased Real Property, improvement or equipment of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers.
(e)
the Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Food Quality and Safety Regulations either now or any time during the past five (5) years;
(f)
the Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Food Quality and Safety Regulations;
(g)
the Company is a food business operator in the meaning of article 3 point 3 of Regulation No 178/2002 and its business activity falls under the official control and supervision of the competent authority;
(h)
the Company has implemented and applies traceability procedures set forth in the Regulations No. 178/2002, No. 852/2004 and No. 1935/2004 concerning all substances,

ingredients, materials and services which are used in manufacture of the plant-based food products;
(i)
the Company’s employees who work in contact with food have adequate knowledge and undergo trainings on the regular basis;
(j)
the Company’s employees who have contact with food have current medical tests confirming the absence of contraindications to perform work, in performance of which there is a possibility of contamination of food or other persons;
(k)
the Company has developed and implemented and applies procedures at all stages of its activity that satisfy the relevant hygiene requirements laid down in Regulation No. 852/2004, including food safety culture requirements;
(l)
raw materials used to produce the plant-based food products meet the requirements of current European food legislation;
(m)
ingredients used in the plant-based food products:

do not contain more than 0.9 % GMO materials or are produced from GMO,

are not preserved by the use of irradiation, or

are not engineered nanomaterials.
Section 4.20
Intellectual Property
(a)
Schedule 4.20(a) contains a list of all Company Registered Intellectual Property, which identifies each item of Company Registered Intellectual Property by serial number, registration number or other unique identifier, filing date, grant date or registration date and the relevant jurisdiction.
(b)
Schedule 4.20(b) contains a list of all Company Intellectual Property other than the Company Intellectual Property set forth on Schedule 4.20(a).
(c)
To the Knowledge of the Member, no Company Intellectual Property owned by the Company or product or service used by the Company related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer, sale or licensing thereof by the Company or (ii) that may affect the validity, registrability, ownership, use or enforceability of the Company Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting and to the Knowledge of the Member there are no grounds for invalidation or revocation of any of the Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and to the Knowledge of the Member all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Poland, the European Union or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property.

(d)
To the Knowledge of the Member, the operations of the Company as currently conducted and as proposed to be conducted, including the Company’s design, development, manufacture, marketing, distribution and sale of the products of the Company (including with respect to products currently under development), has not, does not and shall not infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.
(e)
Neither of the Members has Knowledge of, and have not received written notice of or any other overt threat from any third party, that the operation of the Company as it is currently conducted and as proposed to be conducted, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction. None of the Company Intellectual Property owned by the Company is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity, or has been the subject of any litigation within the last ten (10) years, whether or not resolved in favor of the Company.
(f)
To the Knowledge of the Member and except as set forth on Schedule 4.20(f), no Person has or is infringing or misappropriating any Company Intellectual Property owned by the Company.
(g)
The Company has taken reasonable steps to protect and maintain the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, without limiting the generality of the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to the Purchaser, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.
(h)
There are no royalties, fees, honoraria or other payments payable by the Company or the Member to any Person by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course and end user license or subscription fees not exceeding $5,000 on an annual basis for off-the-shelf, commercially available software programs. All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of Company Intellectual Property are reflected in the Financial Statements.
Section 4.21
[Intentionally Omitted].
Section 4.22
[Intentionally Omitted].
Section 4.23
Amounts owed to Member. Except as set forth on Schedule 4.23, the Company is not obligated to pay the Member any amount, including any salary and employee benefits, accrued prior to the Closing.

Section 4.24
Supplier Relations. Schedule 4.24 contains a correct and complete list of the names and addresses of the Suppliers. The Company maintains good relations with each of its Suppliers, and no event has occurred that could materially and adversely affect the Company’s relations with any Supplier. Except as set forth on Schedule 4.24, no Supplier has during the last twelve (12) months cancelled, terminated or made any threat to cancel or otherwise terminate any of its contracts with the Company or to decrease its supply of the Company’s products of the Business. The Member does not have any Knowledge to the effect that any current Supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.
Section 4.25
Accounts Receivable. The Member has delivered to the Purchaser a correct and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is correct and complete as of that date. Except as set forth on Schedule 4.25, the debtors to whom the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables have been made subject to an assignment for the benefit of creditors. All such Receivables are current and there are no disputes regarding the collectability of any such Receivables. Except as set forth on Schedule 4.25, all Accounts Receivable on the Final Working Capital Statement (net of any reserves shown thereon) (i) are valid, existing and collectible in a manner consistent with the Company’s past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course, and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. The Company has not factored any of its Receivables.
Section 4.26
[Intentionally Omitted].
Section 4.27
[Intentionally Omitted].
Section 4.28
Product Warranties and Guaranties.
(a)
The Company does not make any express warranty or guaranty as to goods sold by the Company (a “Warranty”), and there is no pending or, to the Knowledge of the Member, threatened claim alleging any breach of any Warranty. The Company does not have any exposure to, or liability under, any Warranty (i) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company, or (ii) that would have a Material Adverse Effect.
(b)
Adequate reserves for any expense to be incurred by the Company as a result of any Warranty granted prior to the Closing will be reflected on the Final Working Capital Statement.
Section 4.29
Brokers, Finders and Investment Bankers.Neither the Company, the Member, nor any officer, manager or employee of the Company or any Affiliate of the Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finder’s fees or similar fees in connection with the transactions contemplated hereby.

Section 4.30
Bank Accounts. Schedule 4.30 sets forth a correct and complete list and description of all bank accounts used by the Company.
Section 4.31
Member Guarantees. No Member has guaranteed any obligations of the Company under any guarantee, letter of credit, bid bond or performance bond.
Section 4.32
Restrictions on Business Activities. There is no contract, agreement, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or could be expected to have the effect of prohibiting or impairing any practice or conduct of the Business.
Section 4.33
Solvency. Neither the Company, the Member, nor their respective Affiliates have stopped or suspended payment of their respective debts, become unable to pay their debts when due or otherwise become insolvent in any jurisdiction. Neither the Company, the Member, nor their respective Affiliates are the subject of any pending, rendered or, to the Knowledge of the Member, threatened solvency proceedings of any character. Neither the Company, the Member, nor their respective Affiliates has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.
Section 4.34
Disclosure. No representation, warranty or covenant made by the Member in this Agreement or the Schedules contains, to the Knowledge of the Member, an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.
Article 5

[INTENTIONALLY OMITTED]
Article 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Member as follows:

Section 6.1
Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Section 6.2
Authorization. The Purchaser has full company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of course in granting equitable remedies.
Section 6.3
Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d) any statute, law, rule or regulation applicable to the Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the transactions contemplated hereby.
Section 6.4
Solvency. The Purchaser (a) is not insolvent, (b) is able to meet its debts and obligations as they come due, and (3) will be able to meet its debts and obligations immediately after the consummation of the transactions contemplated by this Agreement.
Section 6.5
Source of Funds. The source of funds for the Purchaser’s payment of the Closing Cash is cash from operations of the Purchaser.
Section 6.6
Working Capital Loan. The Purchaser intends to provide to the Company an initial working capital investment in the form of a loan subsequent to the Closing.
Article 7

CERTAIN COVENANTS AND AGREEMENTS
Section 7.1
Public Announcements. The Parties shall consult with one another regarding the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, however, that the Member acknowledges that certain information and the timing of disclosure is governed by applicable rules for public companies in the U.S. and in no instance shall the Member refuse to approve any portion of a disclosure required by the Purchaser under applicable law, rule or regulation Notwithstanding the foregoing, without the prior written consent of the Purchaser, neither the Company nor any Member shall at any time disclose to any Person this Agreement other than to such Parties’ advisors who the Member reasonably determine(s) needs to know such information for the purpose of advising the Member, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.
Section 7.2
Stock Consideration Leak-Out; Favored Nations. The Member agrees that he will not, on a combined basis, on any single trading day sell, transfer, trade or otherwise dispose of any shares of the Purchaer’s stock in an amount exceeding the greater of (a) fifteen percent

(15%) of the Purchaser’s common stock sold in the aggregate based on the greater of the preceding or current trading day, and (b) $3,000 gross value of the shares of the Purchaser’s stock sold by either or both of the Members. Notwithstanding the foregoing, in the event the Purchaser enters into a Leak-Out Agreement with any third party on terms more favorable to such third party than the terms applicable to the Member herein, the Member shall be afforded the more beneficial terms offered to such third party.
Section 7.3
Tax Matters.
(a)
Filing of Tax Returns. The Member shall control the preparation and filing of all tax returns that are required to be filed by or with respect to the Company and for pre-closing tax periods (collectively, “Seller Prepared Returns”); provided, however, if any Seller Prepared Return is to be filed after the Closing Date and the Member is not authorized to execute and file such Tax Return by applicable law, Purchaser shall execute and file (or cause to be filed) such Seller Prepared Return with the appropriate taxing authority. All such Seller Prepared Returns shall be prepared and filed in a manner consistent with past practice of the Company, except as required by applicable law or unless tax advisors to the Member conclude that a tax return cannot be so prepared without incurring penalties. The Member shall provide the Purchaser with copies of completed drafts of such tax returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Purchaser’s review and comment and shall consider in good faith all comments received no later than fifteen (15) days prior to the due date for filing thereof (including applicable extensions). Other than Seller Prepared Returns described above, Purchaser will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all tax returns for the Company for Straddle Periods. Such tax returns shall be prepared in a manner consistent with past practice of the Company, except as otherwise required by applicable law or unless tax advisors to Purchaser conclude that a tax return cannot be so prepared without incurring penalties.
(b)
Payment of Taxes. Not later than five (5) days prior to the due date for the payment of taxes on any tax return which Purchaser has the responsibility file or to cause to be filed pursuant to Section 7.2(a), the Member shall pay to Purchaser the amount of taxes, as reasonably determined by Purchaser, owed by the Member pursuant to the provisions of Section 7.2(c). Any amounts deemed due in accordance with this Section 7.2(b) shall be offset by any tax prepayments made by Company prior to the Closing Date and applicable to the tax year in question. To the extent such tax prepayments are greater than amounts deemed owed hereunder, the same shall be reimbursed to the Member.
(c)
Straddle Period Tax Allocation. Any liability or credit for taxes attributable to any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period ending on or prior to the Closing Date and the portion beginning after the Closing Date (a) in the case of business personal property and ad valorem Taxes, by apportioning such taxes on a per diem basis and (b) in the case of all other taxes, on a closing of the books basis, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be apportioned on a per diem basis.

(d)
Tax Sharing Agreements. Any Tax sharing agreement with respect to or involving the Company has been terminated as of the date hereof and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year).
(e)
Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid fifty percent (50%) by the Member and fifty percent (50%) by the Purchaser when due, and the Member will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 7.4
Non-Competition and Non-Solicitation Agreement.
(a)
For and in consideration of the Transaction contemplated herein, during the period commencing on the Closing Date and ending on the expiration of the Calculation Period (the “Restricted Period”), the Member and Barbara McWhorter shall not, and shall cause each of their Affiliates not to, engage in any “Restricted Activity” in the “Restricted Territory” (as such terms are defined below); provided, that Barbara McWhorter shall not be prohibited pursuant to this Section 7.3 from complying with the terms of her employment by the Company;.
(b)
“Restricted Activity” shall mean directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly):
(i)
engaging in any activity that is the same as, similar to, or competitive with the Business;
(ii)
engaging in the development or distribution of any product or service that is the same as, similar to, or competitive with any Seller Product and Service being developed or distributed by Purchaser during the Restricted Period;
(iii)
(A) inducing or attempting to induce any employee, independent contractor, or other Person providing services to the Company or the Purchaser (or any of its Affiliates) to leave the employ of the Company or the Purchaser (or such Affiliate) or to cease providing services to the Purchaser or the Company (or such Affiliates), (B) in any way interfering with the relationship between the Company or the Purchaser (or any of its Affiliates) and any employee or independent contractor of the Company or the Purchaser (or such Affiliates), or any other Person providing services to the Company or the Purchaser (or such Affiliates), (C) employing or otherwise engaging or hiring (including participating in the interviewing, selecting, recruiting, screening, hiring, training or on-boarding) as an employee, independent contractor or otherwise, any employee or independent contractor of the Company or the Purchaser (or any of their Affiliates), or any Person who has been such an employee or independent contractor of the Company or the Purchaser (or such Affiliates) during the preceding 12-month period, or (D) inducing or attempt to induce any customer, supplier, licensee or business relation of the Company or the Purchaser (or any of its Affiliates) to cease doing business with the Company or the

Purchaser (or such Affiliates), or in any way interfering with the relationship between any customer, supplier, licensee or business relation of the Company or the Purchaser (or any of their Affiliates).
(iv)
soliciting the business of, or engage in business with, any Person known to the Member or any of his/her Affiliates to be a customer of the Business or included on any potential customer or prospect list of the Business with respect to any services or products offered by the Company or the Purchaser or any of their Affiliates.
(v)
“Restricted Territory” shall mean the United States and the European Union.During the Restricted Period, the Member shall not, and shall not use reasonable efforts to cause each of their respective Affiliates not to, directly or indirectly, whether in written or oral form, criticize, denigrate or disparage the Company or the Purchaser or any of their Affiliates, or any of their respective current or former managers, equityholders, directors, officers employees or representatives, with respect to any of their respective past or present activities.
Section 7.5
Negative Covenants. Each of the Member and Barbara McWhorter agree as follows:
(a)
to refrain from filing applications, motions, or statements of claim to (i) dissolve the Company, (ii) declare invalid the Company's articles of association or the transformation of the business from a sole proprietorship into the Company, (iii) delete the Company from the commercial register;
(b)
to refrain from participation in and/or supporting any proceedings referred to under subsection (a), above;
(c)
to maintain confidence and not disclose to any third party the nature of the transformation of the business of the Company from a sole proprietorship.
Article 8

CLOSING
Section 8.1
Closing. The Closing shall occur contemporaneously with the execution and delivery of this Agreement. The Closing shall take place at the offices of Domański Zakrzewski Palinka sp. k., Rondo ONZ 1, 00 – 124 Warszawa, Poland, or at such other place or in such other manner as the Parties may agree.
Section 8.2
Member Closing Deliveries. Contemporaneously with the execution and delivery of this Agreement, the Members have delivered, or caused to be delivered, to the Purchaser the following:
(a)
Evidence of the proper authority to execute the Agreement and to perform other Closing Actions, an original written Company’s shareholders meeting resolution to appoint a Company’s proxy pursuant to Article 210 § 1 of the CCC);
(b)
an original written consent of the board of directors to the disposal of Material Interest required by the Company’s Articles of Association (§ 14 point 1);

(c)
written consents of or notices with respect to (or waivers with respect thereto), as applicable, the third parties to those Company Contracts listed on Schedule 8.2(d) (and all such consents, notices and waivers shall be in full force and effect on and following the Closing);
(d)
the organizational record books, minute books and seal of the Company;
(e)
all other documents required to be entered into by the Company or any Member pursuant hereto or reasonably requested by the Purchaser to convey the Membership Interests to the Purchaser or to otherwise consummate the transactions contemplated hereby; and
(f)
True and accurate list of the Company’s bank accounts, information regarding persons authorized to manage the accounts and scope of their authorizations
Section 8.3
Purchaser Closing Deliveries. Contemporaneously with the execution and delivery of this Agreement, the Purchaser has delivered, or caused to be delivered, to the Member the following:
(a)
the Closing Cash and the Stock Consideration to be paid and delivered at Closing pursuant to Section 3.1, paid and delivered in accordance with such Section;
(b)
a certificate by the Secretary of the Purchaser, dated the Closing Date, as to (i) the good standing of the Purchaser in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions of the managers of the Purchaser authorizing the execution, delivery and performance hereof by the Purchaser passed in connection herewith and the transactions contemplated hereby;
(c)
a notification that the Purchaser has acquired the Membership Interests from the Member and thus it has established dominant position over the Company; and
(d)
all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.
Section 8.4
Other Closing Deliveries. Closing is contingent upon the delivery to the Purchaser at Closing of the Post-Closing Service Contract.
Section 8.5
Closing Actions. At Closing Date (and in each case not later than one business day after the Closing Date) immediately after signing of this Agreement, the Parties shall undertake the following, in the following order:
(a)
the Parties will sign declaration of the transfer of shares prepared for the purposes of its submission to the Polish Court Register;
(b)
the Purchaser and Barbara McWhorter as a Company’s President of the Management Board will sign notification of disposal of shares in a Company pursuant to Article 187 of the CCC;

(c)
the Purchaser shall arrange to pay the Closing Cash;
(d)
the Purchaser shall arrange to pay the Stock Consideration;
(e)
a person authorized to represent the Company and Barbara McWhorter shall sign Post-Closing Service Contract;
Article 9

INDEMNIFICATION
Section 9.1
Indemnification Obligations of the Member. The Member shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of any and all demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses, costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to:
(a)
any breach or inaccuracy of any representation or warranty made by the Member in this Agreement (for purposes of this Section 9.1(a), and except for the reference to “Material Adverse Effect” set forth in clause (i) of the first sentence of Section 4.10 (Absence of Certain Changes), such representations and warranties shall be read without reference to “materiality”, “Material Adverse Effect” or similar monetary and non-monetary qualifications, and such representations and warranties shall be read without reference to “Knowledge” or similar qualifications);
(b)
any breach of any covenant, agreement or undertaking made by the Member and/or the Company in this Agreement;
(c)
claims based on violations of Law as in effect on or prior to the Closing, breach of contract, employment practices or health, safety or environmental matters, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Company, prior to the Closing;
(d)
any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;
(e)
(i) any Taxes of the Company with respect to any Tax period or portion thereof ending on or before the Closing (ii) any failure of the Company to file any Tax Return and pay any Tax in accordance with any applicable Law, (iii) any inaccuracy or omission in any Tax Return of the Company, or (vi) any failure of the Company to withhold any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party;
(f)
claims by the Member or other holder(s) of equity securities in the Company as a result of the transactions contemplated by this Agreement, other than any claims (i) relating to the Purchaser’s failure to pay any portion of the Purchase Price pursuant to this Agreement, (ii) against the Purchaser or any of its Affiliates (other than the Company)

unrelated in any way to the Company, or (iii) against the Purchaser arising under this Agreement;
(g)
the operations, actions or omissions of the Company prior to the Closing, other than (i) the obligations of the Company under any contracts or agreements to which the Company is a party or otherwise bound or licenses related to or utilized in connection with the conduct of the Business (to the extent such obligations were not required to be performed on or prior to the Closing Date), and (ii) current liabilities of the Company of a type, to the extent, and in the amount that is reflected on the Final Working Capital Statement;
(h)
the Indebtedness and Transaction Expenses to the extent not paid on or prior to the Closing Date or reflected as a current liability on the Final Working Capital Statement;
(i)
any losses, damages, penalties, fines, costs, settlement payments, liabilities, assessments, expenses, fees, reasonable attorneys’ fees and expenses, costs of administrative proceedings, costs of withdrawal of products from the market and their disposal, costs and expenses exceeding Ten Thousand Dollars ($10,000) in the aggregate associated with bringing products into compliance, in each case arising out of or related to (1) actual or alleged violations of EU Regulation 2017/2470 pertaining to the use of chia seeds in the Company’s products, (2) the failure of the Company to have any of its products listed in particular catalogs as required by law, regulation or practice, (3) actual or alleged violations of rules related to the labeling or representing of any of the Company’s products as free from genetically-modified organisms (non-GMO), (3) incorrect or non-compliant labeling of the Company’s products, (4) the removal or withdrawal of any of the Company’s products from the market as a result of any of the issues set forth in subsections (1) through (3), above, (5) the labeling, Internet presence or composition of any of the Company’s products, or (6) any allegation or determination that any of the Company’s products are harmful to human health or life;
(j)
any losses, damages, penalties, fines, costs, settlement payments, liabilities, assessments, expenses, fees, reasonable attorneys' fees and expenses arising out of or relating to the failure to obtain a consent of spouse expressed in the form of a notarial deed at the time the business of the Company was transferred from a sole proprietorship to a limited liability company;
(k)
any failure of the Company (i) to own or possess any License that is necessary to enable it to carry on its operations as presently conducted and as proposed to be conducted (“Necessary Licenses”) and maintain such Necessary License as valid, binding and in full force and effect at any time prior to and including the Closing Date; or (ii) to obtain consent from, or provide notice to, any Governmental Entity in connection with the execution, delivery and performance of this Agreement with respect to any Necessary License; and
(l)
any (i) adverse effect of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby on any Necessary License; or (ii) loss or expiration of any Necessary License that was pending or, to the Knowledge of the Member, threatened or reasonably foreseeable (other than expiration upon the end of any term) as of the Closing Date.

The demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

If any occurrence or circumstance, operation, action, transaction, breach, failure, obligation, liability, etc. named in this this Section 9.1 refers to the Company, it shall regard and include Brian McWhorter’s sole proprietorship prior to its conversion into the Company, to the extent the Company is a legal successor the Brian McWhorter’s sole proprietorship. The Parties exclude the Company's joint and several liability with Brian McWhorter for occurrences listed in this Section 9.1.

Section 9.2
Indemnification Obligations of the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Member Indemnified Parties from, against, and in respect of any and all demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:
(a)
any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement; or
(b)
any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement.

The demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) of the Member Indemnified Parties described in this Section 9.2 as to which the Member Indemnified Parties are entitled to indemnification are collectively referred to as “Member Losses.”

Section 9.3
Offset Rights. Any indemnification obligation of the Member pursuant to this Article IX shall be satisfied first from the Holdback Amount and, if the Holdback Amount is insufficient or has been fully distributed, then by the Member. Notwithstanding any term or provision of this Agreement to the contrary, the Purchaser shall also has the right, at its election, to offset any Earn-Out Payment otherwise due and payable for purposes of satisfying and to the extent of any Purchaser Losses hereunder and to withhold such Earn-Out Payment pending resolution of any Purchaser indemnification claims until such claims and any resulting Purchaser Losses are finally determined in accordance with the terms hereof.
Section 9.4
Claims Period. (i) with respect to Losses arising under (A) Section 9.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Membership Interests), Section 4.5 (Absence of Restrictions and Conflicts), Section 4.7 (Title to Assets), Section 4.14 (Tax Returns;

Taxes), Section 6.1 (Authorization), Section 6.2 (Authorization) and Section 6.3 (Absence of Restrictions and Conflicts) (collectively, the “Fundamental Representations”), (B) claims related to fraud, intentional misrepresentation or willful misconduct, or (C) Section 9.1(b), Section 9.1(e), Section 9.1(h) and Section 9.1(i) (the “Special Indemnities”), the claims for Losses shall survive for the period of the applicable statute of limitations, and (ii) with respect to all other Losses arising under Section 9.1(a), Section 9.2(a), the claims for Losses shall survive for a period of twelve (12) months following the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable period to bring a claim for Losses pursuant to this Section 9.4, a party obligated to indemnify shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.5
Liability Limits. Notwithstanding anything to the contrary set forth herein, no party entitled to indemnification shall make a claim for indemnification under Section 9.1(a) and Section 9.2(a) for Losses unless and until the aggregate amount of such Losses exceeds $10,000 (the “Basket”), in which event the party entitled to indemnification may claim indemnification for all Losses including the initial $10,000; provided, however, claims for indemnification for breach of the Fundamental Representations or the Special Indemnities shall not be subject to the Basket. The total aggregate amount of liability of the Member for Losses under Section 9.1(a) shall be limited to the fifty percent (50%) of the Closing Cash and the Stock Consideration (the “Cap”); provided, however, the Fundamental Representations and the Special Indemnities shall not be subject to the Cap. Subject to the preceding sentence, the total aggregate amount of liability of the Member for Losses hereunder shall be limited to the Purchase Price.
Section 9.6
Mitigation. The computation of Losses pursuant to this Article 9 shall be made after deducting therefrom any proceeds received by the indemnified party from any insurance policies with respect thereto. The Parties shall each use commercially reasonable efforts to mitigate any Losses; provided, that if the Party seeking to mitigate its Losses incurs additional Losses as a result of its mitigation efforts, such additional Losses shall be deemed Losses subject to indemnification under this Article 9.
Article 10

MISCELLANEOUS PROVISIONS
Section 10.1
Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested), postage prepaid, as follows:

To the Purchaser:	CV Sciences, Inc. 9530 Padgett Street, Suite 107 San Diego, California 92126 Attn: Joseph D. Dowling, CEO

with a copy (which shall not constitute notice) to: To the Member: To Barbara McWhorter:	Procopio, Cory, Hargreaves & Savitch, LLP 12544 High Bluff Drive, Suite 300 San Diego, CA 92130 Attn: John Cleary, Esq. Brian Carl McWhorter Barbara McWhorter

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) one (1) Business Day after deposit with a national overnight courier service for next-day delivery, or (c) five (5) Business Day after deposit with the United States Postal Service, registered or certified mail (return receipt requested), postage prepaid.

Section 10.2
Schedules. The Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.
Section 10.3
Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser may, without the consent of the Member, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Purchaser, the Company or the Company’s assets (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).
Section 10.4
Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of all Parties hereto, with signatures notarized.

Section 10.5
Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
Section 10.6
Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
Section 10.7
Consent to Jurisdiction, Etc. Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the state or federal courts of or located in San Diego County, State of California, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.
Section 10.8
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible, or failing the mutual agreement of the Parties, such provisions shall be modified to be enforced to the maximum extent allowed by applicable law.
Section 10.9
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 10.10
No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.
Section 10.11
Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
Section 10.12
Integration. This Agreement and the Schedules attached hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (including that certain letter of intent dated October 3, 3023) and constitute the entire agreement among the Parties with respect hereto (and thereto).
Section 10.13
Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.
Section 10.14
Transaction Costs. Except as expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company and the Member incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, shall be paid pursuant to Section 3.1(f) hereof if the Closing occurs and by the Company (or the Member) if the Closing does not occur.
Section 10.15
Spousal Consent. Barbara McWhorter hereby consents to the Member's sale of the Membership Interests encompassed by this Agreement to the Purchaser, on the terms and conditions stipulated herein. Pursuant to Family and Guardianship Code (Kodeks Rodzinny i Opiekunczy) of 25 February 1964, Barbara McWhorter undertakes (a) not to revoke this consent, (b) not to raise an objection against any of the Member's actions done under this Agreement, and (c) waives the right to object such actions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written, with signatures authenticated by a notary public.

PURCHASER: CV SCIENCES, INC. By: /s/ Joerg Grasser Name: Joerg Grasser Title: Chief Financial Officer
COMPANY: CULTURED FOODS By: /s/ Barbara McWhorter Name: Barbara McWhorter Title: President of the Management Board
By: /s/ Joerg Grasser Name: Joerg Grasser Title: Proxy MEMBER: /s/ Barbara McWhorter Brian Carl McWhorter - represented by Barbara McWhorter - Attorney in fact /s/ Barbara McWhorter Barbara McWhorter